NOTICE OF REDEMPTION TO HOLDERS

OF

AUCTION MARKET PREFERRED STOCK

Aberdeen Global Income Fund, Inc. (the “Company”), a closed-end investment company trading on the American Stock Exchange (Amex: FCO), hereby calls for redemption on March 13, 2008 (the “Redemption Date”) of the 1,200 issued and outstanding Series W-7 shares (CUSIP: 003013208) of Auction Market Preferred Stock (“AMPS”), liquidation preference $25,000 per share, pursuant to Article XII, Section 5 of the Articles of Amendment and Restatement of the Company. A redemption price of $25,000 per share, together with accrued and unpaid dividends thereon to the Redemption Date, will be paid on the Redemption Date to holders of the AMPS who surrender their AMPS for payment at:

Deutsche Bank Trust Company Americas

Attn: Anabelle Roa

60 Wall Street, 27th Floor

New York, NY 10005

The Company anticipates there will be no accrued and unpaid dividends after the Redemption Date, because the AMPS will be redeemed on a dividend payment date and the Company currently anticipates paying the last dividend in full. Unless the Company defaults in making the redemption, dividends on the AMPS will cease to accumulate on the Redemption Date, except for certain additional dividends to which holders may be entitled if capital gains or certain other taxable amounts retroactively are allocated to the AMPS.

Sincerely,

Alan Goodson
Secretary